November 21, 2014

DELIVERED

THIS AGREEMENT is made the 21st day of November, 2014

BETWEEN:

LANS HOLDINGS INC., a Nevada company with its office at Penthouse

Menara Antara No 11 Jalan Bukit Ceylon, Kuala Lumpur, Malaysia.

(“Licensee”)

AND:

Soundmax Ltd (DBA: PayFlex Systems), a Hong Kong company with its principal office at 1/F Block D, 6 Tam King Rd, To Kwa Wan, Kowloon, Hong Kong

(“PayFlex”)

AND:

Trevor Allen, an individual with an address at 13 The Concourse, London NW9 5XA, UK

(“Principal”)

(“Principal” and, together with PayFlex, the “Licensor”)

WHEREAS:

A.	The Licensor carries on the business of PayFlex being a value added payment processor of which the business is three fold:
1)	PayFlex is developing its unique platform to allow the seller of products online to enter a few pieces of information to allow them to generate a unique piece of code that will make a buy button to be placed on a seller’s website. The buy button will automatically process payments and keep track of the inventory of the seller’s products.
2)	PayFlex also has a group buying platform. It is not competing with coupon sites that showcase retail services. Instead the focus is on selling imported/exported goods in large quantities. The business is to connect companies and people who want to buy in bulk. Costco-like Groupon , or Alibaba-like Groupon.
3)	PayFlex makes it simple to process payment for your goods and services. Traditionally, sellers have to be a licensed company, set up merchant accounts and are required have to code. PayFlex will advertise products and showcase them. Customers can advertise on their own site too. PayFlex will handle the payment and pay customer’s cut. (collectively the “Business”):

B.	Principal is an officer and director of the Licensor, has a significant interest and role in the success of the Business, and he has agreed to become parties to this Agreement to induce the Licensee to complete the transactions contemplated herein;

C.	The Licensee is an SEC reporting issuer and is quoted on the OTCQB operating by OTC Markets Group, LLC; and

D.	The parties’ intention is that the Licensee will, by the Closing Date, acquire the principal right to carry on the Business Worldwide without restriction (the “Comprehensive Worldwide License”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1.	Defined Terms. Unless otherwise specifically defined in this Agreement or the context otherwise requires, capitalized terms used in this Agreement shall have the following meanings:
1.1.1.	“Affiliate” means, in relation to any Party, any company or other commercial entity or person which directly or indirectly controls, is controlled by or is under common control with such party or any of such party’s directors, supervisors or management personnel.
1.1.2.	“Agreement” means this agreement, the recitals hereto and all Schedules attached to this Agreement, in each case, as they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby”, and similar expressions, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and unless otherwise indicated, references to Sections and subsections are to sections and subsections in this Agreement.
1.1.3.	“Applicable Law” means any domestic or foreign statute, law, ordinance, regulation, by-law or Order that applies to the Licensee, Licensor, Principal or the Business.
1.1.4.	“Business” has the meaning set out in the Recitals.
1.1.5.	“Business Day” means any day other than a Saturday, a Sunday or a day on which chartered banks in the State of Nevada, USA, or Hong Kong, are authorized or obligated by law to close.
1.1.6.	“Closing” has the meaning set forth in subsection 8.
1.1.7.	“Closing Date” has the meaning set forth in subsection 8.
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1.1.8.	“Comprehensive Worldwide License” Shall mean a Worldwide license, including the right to sublicense, whereby Licensee’s rights are sole and entire and operate to exclude all others, including Licensor except as otherwise expressly provided herein.
1.1.9.	“Encumbrance” means any encumbrance of any kind whatever and includes, without limitation, any adverse claim, security interest, mortgage, lien, hypothec, pledge, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising), or any other right, option or claim of others affecting the Business, and any covenant or other agreement, restriction or limitation on the transfer of the License.
1.1.10.	“Governmental Authority” includes any domestic or foreign government whether state, federal, provincial, or municipal and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatsoever.
1.1.11.	“Goodwill” limited to the License means:
1.1.11.1.	Customer lists, contracts, files, records and outstanding quotations;
1.1.11.2.	trade marks (registered or not), tradenames, designs, URL and domain names, logos, patents, patent applications, rights to the use of patents, industrial design applications and copyright (registered or not) used in the Business, including those set forth in Schedule B;
1.1.11.3.	trade secrets and confidential information of the Licensor to the Business and the License;
1.1.11.4.	know-how of the Business limited to the License including:

1.1.11.4.1.  information of a scientific or technical nature whether in oral, written, graphic, machine readable, electronic or physical form; and

1.1.11.4.2.	patterns, plans, designs, research data, research plans, computer codes, trade secrets and other proprietary know-how, processes, formulas, drawings, technology, unpatented blue prints, flow sheets, equipment and parts lists, instructions, manuals, records and procedures.
1.1.12.	“Intellectual Property Rights” Shall mean any and all inventions, materials, know-how, trade secrets, technology, formulas, computer codes, processes ideas or other discoveries conceived or reduced to practices, whether patentable or not.
1.1.13.	“Know-how” Shall mean any and all technical data, information, materials, trade secrets, technology, formulas, processes, and ideas, including any improvements thereto, in any form in which the foregoing may exist, now owned or co-owned by or exclusively, semi-exclusively or non-exclusively licensed to any party prior to the date of this letter agreement or hereafter acquired by any party during the term of this agreement.
1.1.14.	“License Price” means the price of the Comprehensive Worldwide License as set forth in Section 2 of this Agreement.
1.1.15.	“Licensed Product” Shall mean Payflex Systems.
1.1.16.	“License Shares” means the shares in the capital of the Licensee issued by the Licensee to Principal as contemplated by Section 2.
1.1.17.	“Licensee” has the meaning set out in Recital C.
1.1.18.	“Loss” means any and all loss, liability, damage, cost or expense actually suffered or incurred by a party resulting from the subject matter of any claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto (including legal fees on a solicitor’s and his own client basis), net of any tax savings arising as a result of expensing the same, less the amount of any judgment awarded as a result of any counterclaim or set-off relating to that claim.

1.1.19.                 “material” or “materially” means having an actual or potential economic impact on the Business of at least $100,000.

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1.1.20.	“Material Contracts” means the agreements referred to in Schedule C.
1.1.21.	“PayFlex Systems” Shall mean the propriety payment processing applications.
1.1.22.	“Order” means any order, judgment, injunction, decree, award or writ of any court, tribunal, arbitrator, Governmental Authority, or other person who is authorized to make legally binding determinations.
1.1.23.	“Patent Documents” Shall mean pending US Patents and pending Chinese Patents and any and all improvements developed by Licensor, relating to the Comprehensive Worldwide License, which Licensor may now or may hereafter develop, own or control. Also, any or all patents, which may issue on patent rights and improvements thereof, developed by Licensor and any and all divisions, continuations, continuations-in-part, reissues and extensions of such patents.
1.1.24.	“Permits” means all permits, licences, authorizations, agreements or understandings relating to the Business and issued by any Governmental Authority, or to which any Governmental Authority is a party, including, without limitation those referred to in Schedule D.
1.1.25.	“Permitted Encumbrances” means the Encumbrances listed in Schedule E hereto.
1.1.26.	“Shares” means all of the issued and outstanding shares of the Licensee, namely:

133,300,000

1.1.27.	“Taxes” means all taxes and similar governmental charges, including:
1.1.27.1.	state, federal, provincial, municipal and local, foreign or other income, franchise, capital, real property, personal property, withholding, payroll, employer health, transfer, sales, use, excise, goods and services, consumption, anti-dumping, counter-vail and value added taxes, all other taxes of any kind relating to the Licensee, the Licensor, or the Business and imposed any Governmental Authority, whether disputed or not; and
1.1.27.2.	assessments, charges, duties, fees, imposts, levies or other governmental charges and interest, penalties or additions associated therewith.
1.1.28.	“Tax Returns” means all reports, returns and other documents filed or required to be filed by the Licensee in relation to the Business in respect of Taxes or in respect of or pursuant to any domestic or foreign federal, provincial, state, municipal, territorial or other taxing statute.
1.2.	Gender and Number. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa, and words importing gender include all genders.
1.3.	Currency. All references to currency in this Agreement shall mean United States dollars.
1.4.	Schedules. The following Schedules are attached hereto and form part of this Agreement:
Schedule	Description
A B C D E F G	None Tradenames/Trademarks and Patents Material Contracts Permits Permitted Encumbrances Customer List Claims and Proceedings

Section Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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2.	LICENCE PRICE AND CAPITAL COMMITMENTS
2.1.	The licence price for the Comprehensive Licence shall be (US) $150,000 (the “Licence Price”), and payable within 90 days after Closing. The Licensee shall be responsible for and shall pay any taxes payable upon a transfer of the Comprehensive Licence.
2.2.	The Licensor will advise the Licensee that additional funding is needed to develop the Business as follows:
2.2.1.1.1.	(US) $200,000 for working capital of the Company to be paid within 90 days after Closing.
2.3.	An amount equal to the value of 55% of the Shares of the Licensee by way of the allotment and issuance to Licensor or its assigns of 73,315,000 common shares (the “License Shares”) in the capital of the Licensee, representing 55% of the total issued and outstanding Shares of the Licensee as at such time, as soon as the License Price in subsection 2.2.1.1.1 is met and in accordance with all Applicable Laws, including, without limitation, the regulations of the Securities Exchange Commission of the United States.
2.4.	An amount equal to the value of 70% of the Shares of the Licensee by way of an allotment and issuance to Licensor or its assigns on the anniversary of the Licensing Agreement in which the Licensee's audited filed financial statement for gross annual revenues attributable to the business exceed (US) $5,000,000. At no time, however, shall the aggregate of such shares issued by the Licensee to Licensor or its assigns be greater than 70% of the total issued and outstanding shares of the Licensee. The Licensor acknowledges that the issuance and transfer of any such shares will be restricted and regulated in accordance with, and is subject to, all applicable laws including, without limitation, the laws of the United States.
3.	LICENSE RIGHTS AND REPRESENTATIONS
3.1.	The Licensor hereby grants to Licensee the Worldwide Licence (the “Comprehensive Worldwide License”) to any and all intellectual property rights and interests including, without limitation, all know-how, show-how, trademarks and copyrights that the Licensor, or any of them, have in and to PayFlex Systems and/or the Business and to any related or complimentary “combination” or synergistic technology, including, without limitation:
3.1.1.	a Worldwide license of all rights and interests of PayFlex including, without limitation, full rights to use, modify, sub-license, alter, develop, manufacture, distribute, sell and exploit the Payflex Systems ;
3.1.2.	all present and future intellectual property rights and interests including, without limitation, all know-how, show-how, trademarks and copyrights, that the Licensor, or any of them, may develop or acquire in and to Payflex Systems and to any related or complimentary “combination” or synergistic technology limited solely to the Worldwide;
3.1.3.	The granting and terms of all sublicenses is entirely at Licensee’s discretion provided that all sublicenses shall be subjected to the terms and conditions of this letter agreement; and
3.1.4.	Unless previously terminated as hereinafter provided, the term of the Comprehensive Worldwide License shall expire on the 20th anniversary of the date of this letter agreement.
3.2.	The Comprehensive Worldwide License is fully and freely assignable by Licensee upon notice to the Licensor. The Licensor will not sell, transfer, assign, licence, lease or otherwise dispose of any of their rights or interests under or in relation to the Comprehensive Worldwide License or to which the Comprehensive Worldwide License would apply without the prior written consent of Licensee. The Licensor agree that any sale, transfer, assignment or other disposition of any of their rights or interests in and to the Payflex Systems that may be permitted by Licensee will be subject to Licensee’s (or any assignee’s) rights under the Comprehensive Licence.
3.3.	The Licensor shall take all such actions and do all such things to ensure that they do not default and that they maintain the license in full force and effect until expiry of the Comprehensive Worldwide License. In the event, however, that the Licensor default, or anticipate that they will default, under the Comprehensive Worldwide License, they shall immediately provide notice to Licensee to enable Licensee, if it so elects in its sole discretion, to remedy such default and to maintain the Comprehensive Worldwide License in good standing.
3.4.	This Comprehensive Worldwide License is severable from the remainder of this letter agreement and, if any other provision of this letter agreement is terminated, severed or found to be void by a court of competent jurisdiction, this Comprehensive Worldwide License shall survive and remain in full force and effect.

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3.6 The Licensee will be given the First Right of Refusal to Purchase the Master License from the Licensor in any event that the Licensor should wish to sell its rights to the Comprehensive Worldwide License.

4.	TERMINATION
4.1	This Agreement may be terminated by either Party by its giving one hundred twenty (120) days notice to the other Party in the event of failure by such other Party to fulfill any of its obligations under this Agreement; provided, however, that if during the period of such notice, such other Party remedies such failure, this Agreement shall continue with the same force and effect as if such notice had not been given.

4.2	This Agreement may be terminated by Licensor in the event that Licensee become owned and controlled, directly or indirectly, by a competitor of Licensor in the business of manufacturing the Licensed Product to permit any internal combustion engine to operate with reduced emissions.

4.2.1	Licensor may terminate this Agreement forthwith in the event the Licensee makes an assignment in bankruptcy or an assignment for the general benefit of its creditors, commits an act of bankruptcy or becomes an insolvent person (as such terms are defined in the Bankruptcy & Insolvency Act), if a petition for a receiving order is filed against it, or if proceedings for a proposal to its creditors or the winding up, liquidation or other dissolution of the Distributor should be instituted by or against it under any federal or provincial legislation; and

4.2.2	If a receiver or other custodian of the Licensee’s assets is appointed by private instrument or by court order, or if any of the Licensee’s assets are seized by or on behalf of any creditor.

5.                  In the event of expiration or termination of this Agreement for any reason other than Licensor’s breach of its material obligations hereunder, Licensee’s right shall cease and Licensee shall promptly cease the manufacture and sale of the Licensed Product and, in accordance with Licensor’s request, return or destroy the Patent Documentation.

6.                  REPRESENTATIONS AND WARRANTIES

6.1.	Licensor. The Licensor, jointly and severally, makes representations and warranties hereto to the Licensee, recognizing that the Licensee is relying on such representations and warranties in entering into the transactions contemplated by this Agreement. All due diligence searches, investigations or inspections by the Licensee up to the Closing Date are without prejudice to the Licensee’s right to rely upon the representations and warranties of the Licensor contained in this Agreement.
6.2.	Licensee. The Licensee makes representations and warranties hereto to the Licensor, recognizing that the Licensor is relying on such representations and warranties in entering into the transactions contemplated by this Agreement. All due diligence searches, investigations or inspections by the Licensor up to the Closing Date are without prejudice to the Licensor’s right to rely upon the representations and warranties of the Licensee in entering into the transactions contemplated by this Agreement.

7.                  LICENSEE’S FUNDING COMMITMENTS

7.1.	Business Development. The Licensee shall use its best commercial efforts to raise financing, or to dedicate existing financing and/or resources, in the amount of $200,000 for further development of the Business as contemplated in subsection 2.2.1.1.1.
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8.	CLOSING. The completion of the purchase of the Comprehensive Worldwide License as herein contemplated (the “Closing”) shall take place on or before December 1, 2014 (the “Closing Date”).

8.1.	Licensor’s Deliveries at Closing. At the Closing, the Licensor covenant, jointly and severally, to deliver to the Licensee the following:
8.1.1.	PayFlex’s Corporate Resolutions: a certified copy of resolutions of the board of directors of PayFlex authorizing:
8.1.1.1.	the transfer of the Comprehensive Worldwide License to the Licensee;
8.1.1.2.	the execution and delivery of this Agreement and all documents to be executed and delivered by PayFlex at Closing;
8.1.2.	Consents: any consents required to transfer the Comprehensive Worldwide License to the Licensee;
8.1.3.	Officer’s Certificates: a certificate jointly signed by the Licensor, certifying that at and as of the Closing, the representations and warranties contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by PayFlex, or the Principal prior to or at the Closing have been performed and complied with; and
8.1.4.	Other Documents: such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by the PayFlex or the Principal pursuant to this Agreement.
8.2.	The Licensee’s Deliveries at Closing. At the Closing, the Licensee shall deliver to Trevor Allen:
8.2.1.	Licensee’s Corporate Resolutions: a certified copy of resolutions of the board of directors of the Licensee authorizing:
8.2.1.1.	the purchase of the License by the Licensee;
8.2.1.2.	the appointment of Trevor Allen to the Board of Directors and as President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, and Principal Accounting Officer of the Licensee and as officer of the Licensee;
8.2.1.3.	the resignation of Eng Yap Kok as President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, and Principal Accounting Officer but he will remain on the Board of Directors of the Licensee; and
8.2.1.4.	the execution and delivery of this Agreement and all documents to be executed and delivered by the Licensee at Closing;
8.2.2.	Officer’s Certificate: a certificate of an officer of the Licensee, dated the Closing Date, certifying on behalf of the Licensee that at and as of the Closing the representations and warranties of the Licensee contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Licensee prior to or at the Closing have been performed and complied with, except as otherwise specifically disclosed to the Licensor by notice in writing; and
8.2.3.	Other Documents: such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by the Licensee pursuant to this Agreement
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9.	INDEMNIFICATION
9.1.	Indemnification by the Licensor. The Licensors shall, jointly and severally, indemnify, defend and save harmless the Licensee from and against any and all Loss suffered or incurred by the Licensee arising out of or in connection with:
9.1.1.	any breach of any representation or warranty made or given by the Licensee in this Agreement; and
9.1.2.	any failure by PayFlex or the Principal to observe or perform any covenant or obligation contained in this Agreement or the agreements entered into pursuant hereto to be observed or performed by them.
9.2.	Indemnification by the Licensee. The Licensee shall indemnify, defend and save harmless PayFlex from and against any and all Loss suffered or incurred by PayFlex as a result of:
9.2.1.	any breach of any representation or warranty made or given by the Licensee in this Agreement; or
9.2.2.	any failure by the Licensee to observe or perform any covenant or obligation contained in this Agreement or the agreements to be entered into pursuant hereto to be observed or performed by it or an Affiliate.
10.	JOINT AND SEVERAL OBLIGATIONS.

The Licensor acknowledge and agree that the Licensee is entering into this Agreement in reliance upon the personal covenants of the Principal and, accordingly, all covenants, representations and warranties provided by PayFlex in this Agreement are provided on a joint and several basis as between the PayFlex and the Principal with the intent and effect that PayFlex and the Principal shall be jointly and severally bound thereby, and responsible therefore, up to the Closing, but after the Closing the Principal shall be jointly and severally liable for the breach of any representations, warranties or covenants under this Agreement made by PayFlex or the Principal, and the Principal will have no right of contribution from either PayFlex in relation thereto. The Principal jointly and severally covenant to and agree with the Licensee that they shall perform, or cause PayFlex, as the case may be, to perform, each and every covenant, agreement and obligation of PayFlex in this Agreement, and that they shall be bound by all such covenants, agreements and obligations as if they were providing such covenants and agreements, and assuming such obligations, personally.

11.	MISCELLANEOUS
11.1.	Amendment and Modification; Waiver. This Agreement may only be amended or modified in writing, signed by all of the parties hereto. No waiver in writing of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.
11.2.	Further Assurances. The parties will execute and deliver such further documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement and the transactions contemplated hereby.
11.3.	Expenses. Except as otherwise expressly provided in this Agreement and whether or not the transactions contemplated by this Agreement are completed, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.
11.4.	Public Disclosure. The parties agree that, except as may be required to comply with the requirements of Applicable Laws, the parties shall keep the terms of this Agreement, and the agreements entered into in relation hereto, confidential. In this regard, PayFlex and the Principal acknowledge that the Licensee is a publicly traded company and that the Licensee may decide, in its sole discretion, when and how to comply with applicable reporting requirements emerging from its publicly traded status.
11.5.	Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld.
11.6.	Parties in Interest. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, heirs or other personal legal representatives and permitted assigns. Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any person other than the Licensee, PayFlex, and the Principal or their respective successors, heirs or other personal legal representatives or permitted assigns, any rights or remedies under or by reason of this Agreement.
11.7.	Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument. A signed facsimile or telecopied copy of this Agreement shall be effectual and valid proof of execution and delivery.
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11.8.	Performance on Holidays. If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.
11.9.	Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):
11.9.1.	if to the Principal, to:

Attention: _________________
Fax No.: _________________

11.9.2.	if to the Licensee, to:

Penthouse Menara Antara No 11 Jalan Bukit

Ceylon, Kuala Lumpur

Malaysia

Attention: _________________
Fax No.: _________________

11.9.3.	if to PayFlex, to:

13 The Concourse, London NW9 5XA
____________________________

Attention: T. Allen
Fax No.: _________________

Any notice given by mail shall be effective, if mailed at any other time than during a general discontinuance of postal service due to strike, lockout or otherwise, on the fourth Business Day after the post-marked date thereof. Any notice given by facsimile shall be effective on the Business Day following the sending. Any notice delivered personally shall be effective at the time it is delivered to the applicable address noted above either to the individual designated above or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered personally or by facsimile.

11.10.	Governing Law. This letter agreement shall be construed in accordance with the laws of the State of Nevada and the federal laws of the United States applicable therein, and any disputes in relation to this Agreement shall be heard in the State of Nevada courts, and each party hereto irrevocably and unconditionally attorns to the exclusive jurisdiction of the State of Nevada courts. This letter Agreement is the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, correspondence and negotiations between the parties hereto including, without limitation, the letter of intent between the parties dated November 17, 2014.
11.11.	Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersede all agreements, discussions, negotiations and understandings, whether written or oral, between the parties up to the date hereof pertaining to the subject matter herein including, without limitation, the Letter of Intent dated “November 17, 2014”.
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It is understood that this letter agreement will result in a LEGALLY BINDING AGREEMENT between Licensee and the Licensor. The Licensor confirm that they have read and understood this agreement, and that they have sought the advice of their legal counsel as to the meaning and implications of this Agreement.

If the foregoing terms of this letter agreement accurately reflect your understanding of our agreement as at the date hereof, please acknowledge your agreement in the space indicated below.

Yours very truly,

Lans Holdings Inc.

Per: /s/ Authorized Signatory

The foregoing terms and conditions of this letter agreement are hereby acknowledged and agreed to this 21st day of November, 2014.

Soundmax (DBA: PayFlex Systems)

Per: /s/ Trevor Allen

Trevor Allen, President

In their personal capacity:

 /s/ Trevor Allen
Trevor Allen

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SCHEDULE A

No Schedule

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SCHEDULE B: Tradenames/Trademarks and Patents

Name to be trademarked – One Click Commerce

The brand name Payflex systems, along with branded URL; Payflexsystems.com

The group buying platform is written in a variety of programming languages; it includes data modeling, database structure, java and some proprietory libraries that were written.

It has back office administration which facilitates tallying up revenue, for each product/item and account holder information. It has the facility to connect to payment processing gateways which accept https (secure) POST calls.

This component of the platform is what we call Payment Processor Platform. We can act as a generic payment gateway for merchants (Known as a payment gateway) because we have the framework that accommodates this and we are near PCI compliant to handle such sensitive data.

To add to this payment gateway, a solution which is already architected but not functionally implemented at this current point, is the One-click buy button.

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SCHEDULE C: Material Contracts

N/A

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SCHEDULE D: Permits

There are no permits at present

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SCHEDULE E: Permitted Encumbrances

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SCHEDULE F: Customer List

N/A

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SCHEDULE G: Claims and Proceedings

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